Exhibit (J)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, with respect to Legg Mason Partners Equity Income Builder Fund, a series of the Legg Mason Partners Equity Trust.

New York, New York

August 28, 2008